 Exhibit 99.1

Dave & Buster’s Reports Second Quarter Financial Results;

Provides Update on Status of Store Re-openings and Encouraging Business Recovery Trends

DALLAS, September 10, 2020 (GLOBE NEWSWIRE) – Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its second quarter 2020, which ended on August 2, 2020.

The Company’s second quarter 2020 financial results were severely impacted by the effects of the COVID-19 pandemic when compared against the results of the second quarter of 2019. As of March 20, 2020, all of the Company’s stores were temporarily closed in compliance with state-by-state COVID-19 mitigation mandates. The Company reopened 1 store on April 30, had re-opened 26 stores by the end of May, 66 stores by the end of June, and ended the second quarter with 84 re-opened stores in 27 states. As of September 9, the Company had reopened 89 stores, all operating under reduced hours and capacity limitations as dictated by each locality, new seating and game configurations to promote social distancing, a temporarily condensed food and beverage menu, and extensive incremental cleaning and sanitation procedures to protect the health and safety of guests and team members.

Key Second Quarter 2020 Highlights (all comparisons to second quarter 2019)

▪	Revenues totaled $50.8 million, a decrease of 85 percent compared with $344.6 million

▪	Comparable store sales decreased 87% (68 stores in the comp store base vs. 99 comp stores in the second quarter of 2019)

▪	Net loss totaled $58.6 million, or $1.24 per share (47.1 million shares), compared with net income of $32.4 million, or $0.90 per diluted share (36.0 million diluted shares)

▪	EBITDA loss totaled $46.0 million compared with EBITDA of $79.0 million

▪	Adjusted EBITDA loss totaled $38.5 million compared with adjusted EBITDA of $86.0 million

▪	Ended the quarter with $224 million in cash and equivalents, including $110.6 million in proceeds from an offering of 10.6 million common shares at a price of $10.44 per share completed in May

▪	Cash burn rate (excluding affects of the May 2020 equity offering) averaged $3.3 million per week

Brian Jenkins, Dave & Buster’s Chief Executive Officer, said, “I am extremely pleased with the agility, resilience and commitment demonstrated by our team members. We have made steady progress re-opening our stores while rapidly implementing numerous initiatives that are accelerating our business recovery and positioning us for long-term success.

“By continuing to refine our lean operating model, we believe we have lowered our near-term enterprise EBITDA breakeven sales index benchmark to approximately 50 percent to 55 percent of prior year sales, compared with the 60 percent sales index we initially estimated in June.”

Jenkins concluded, “We remain confident in our brand, our people, and our plan, and optimistic about our ability to emerge in an even stronger competitive position to deliver fun to our guests and value to our shareholders.”

Second Quarter 2020 Results

(All comparisons are between second quarter 2020 and second quarter 2019, unless otherwise noted)

Total revenues decreased 85.2% to $50.8 million from $344.6 million. Sales at the Company’s 68 re-opened comparable stores decreased 87% for the entire quarter, beginning the quarter down 99 percent and gradually improving to finish down 78 percent during the week ended August 2, 2020. During the two-week period ended September 6, 2020, the Company’s 68 comparable store sales were down 71% percent. Non-comparable store second-quarter revenue totaled $10.4 million compared with $36.5 million. Second quarter 2019 comparable store sales decreased 1.8%.

Operating loss totaled $81.1 million, or (159.6)% of revenues, compared with operating income of $46.2 million, or 13.4% of revenues.

Net loss totaled $58.6 million, or $1.24 per share (47.1 million share base) compared with net income of $32.4 million, or $0.90 per diluted share (36.0 million diluted share base).

EBITDA loss totaled $46.0 million, or (90.4)% of revenues, compared with EBITDA of $79.0 million, or 22.9% of revenues.

Adjusted EBITDA loss totaled $38.5 million, or (75.7)% of revenues, compared with adjusted EBITDA of $86.0 million, or 25.0% or revenues.

Store operating loss before depreciation and amortization totaled $34.3 million, or (67.5)% of revenues, compared with store operating income before depreciation and amortization of $99.7 million, or 28.9% of revenues.

Balance Sheet, Liquidity, Cash Flow and Capital Allocation

The Company used approximately $43.0 million of cash during the second quarter, excluding $110.6 million raised through an equity offering of 10.6 million common shares at a price of $10.44 per share completed in May, ending the period with approximately $224 million in cash and equivalents and approximately $746.6 million outstanding under its credit facility.

In light of the continuing unprecedented degree of uncertainty, the Company is not in a position to provide fiscal 2020 financial guidance at this time.

Quarterly Report on Form 10-Q Available

The Company’s Quarterly Report on Form 10-Q, will be available at www.sec.gov and at the Company’s investor relations website, contains a thorough review of its financial results for the second quarter ended August 2, 2020.

Investor Conference Call and Webcast

Management will hold a conference call today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (720) 452-9217 or toll-free (888) 394-8218. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 9125231.

Additionally, a live and archived webcast of the conference call will be available under the Investor Relations section at www.daveandbusters.com.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 136 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 40 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to the impact on our business and operations of the global spread of the novel coronavirus outbreak. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to continue as a going concern; our ability to obtain waivers, and thereafter continue to satisfy covenant requirements, under our revolving credit facility; our ability to access other funding sources; the duration of government-mandated and voluntary shutdowns; the speed with which our stores safely can be reopened and the level of customer demand following reopening; the economic impact of the coronavirus and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus; the impact of competition; the seasonality of the Company's business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the coronavirus; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

*Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

(Financial Tables Follow)

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	August 2, 2020	February 2, 2020
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$224,305	$24,655
Other current assets	68,679	54,322

Total current assets	292,984	78,977

Property and equipment, net	872,010	900,637

Operating lease right of use assets	1,062,266	1,011,568

Intangible and other assets, net	392,707	378,957

Total assets	$2,619,967	$2,370,139

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$313,814	$290,865

Operating lease liabilities	1,285,533	1,222,054

Other long-term liabilities	38,603	54,881

Long-term debt, net	731,646	632,689

Stockholders' equity	250,371	169,650

Total liabilities and stockholders' equity	$2,619,967	$2,370,139

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	August 2, 2020		August 4, 2019

Food and beverage revenues	$17,002	33.4%	$137,921	40.0%
Amusement and other revenues	33,831	66.6%	206,678	60.0%
Total revenues	50,833	100.0%	344,599	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	4,659	27.4%	36,934	26.8%
Cost of amusement and other (as a percentage of amusement and other revenues)	4,025	11.9%	22,689	11.0%
Total cost of products	8,684	17.1%	59,623	17.3%
Operating payroll and benefits	13,756	27.1%	80,927	23.5%
Other store operating expenses	62,682	123.2%	104,376	30.3%
General and administrative expenses	9,278	18.3%	15,991	4.6%
Depreciation and amortization expense	35,160	69.2%	32,745	9.5%
Pre-opening costs	2,388	4.7%	4,723	1.4%
Total operating costs	131,948	259.6%	298,385	86.6%

Operating income (loss)	(81,115)	-159.6%	46,214	13.4%

Interest expense, net	8,163	16.0%	4,605	1.3%

Income (loss) before provision (benefit) for income taxes	(89,278)	-175.6%	41,609	12.1%
Provision (benefit) for income taxes	(30,676)	-60.3%	9,253	2.7%
Net income (loss)	$(58,602)	-115.3%	$32,356	9.4%

Net income (loss) per share:
Basic	$(1.24)		$0.91
Diluted	$(1.24)		$0.90
Weighted average shares used in per share calculations:
Basic shares	47,111,763		35,407,965
Diluted shares	47,111,763		36,015,710

Other information:
Company-owned stores at end of period	137		130
Store operating weeks in the period	628		1,674

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	August 2, 2020		August 4, 2019

Net income (loss)	$(58,602)	-115.3%	$32,356	9.4%
Add back: Interest expense, net	8,163		4,605
Provision (benefit) for income taxes	(30,676)		9,253
Depreciation and amortization expense	35,160		32,745
EBITDA	(45,955)	-90.4%	78,959	22.9%

Add back: Loss on asset disposal	264		406
Impairment of long-lived assets	2,178		-
Share-based compensation	2,734		1,907
Pre-opening costs	2,388		4,723
Other costs	(88)		(13)
Adjusted EBITDA	$(38,479)	-75.7%	$85,982	25.0%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	August 2, 2020		August 4, 2019

Operating income (loss)	$(81,115)	-159.6%	$46,214	13.4%
Add back: General and administrative expenses	9,278		15,991
Depreciation and amortization expense	35,160		32,745
Pre-opening costs	2,388		4,723
Store operating income (loss) before depreciation and amortization	$(34,289)	-67.5%	$99,673	28.9%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	26 Weeks Ended		26 Weeks Ended
	August 2, 2020		August 4, 2019

Food and beverage revenues	$80,922	38.4%	$286,142	40.4%
Amusement and other revenues	129,717	61.6%	422,039	59.6%
Total revenues	210,639	100.0%	708,181	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	22,003	27.2%	75,688	26.5%
Cost of amusement and other (as a percentage of amusement and other revenues)	14,753	11.4%	45,660	10.8%
Total cost of products	36,756	17.4%	121,348	17.1%
Operating payroll and benefits	57,493	27.3%	163,800	23.1%
Other store operating expenses	158,354	75.3%	210,621	29.8%
General and administrative expenses	23,841	11.3%	32,837	4.6%
Depreciation and amortization expense	70,512	33.5%	63,886	9.0%
Pre-opening costs	6,211	2.9%	11,725	1.7%
Total operating costs	353,167	167.7%	604,217	85.3%

Operating income (loss)	(142,528)	-67.7%	103,964	14.7%

Interest expense, net	14,278	6.7%	8,661	1.2%

Income (loss) before provision (benefit) for income taxes	(156,806)	-74.4%	95,303	13.5%
Provision (benefit) for income taxes	(54,660)	-25.9%	20,504	2.9%
Net income (loss)	$(102,146)	-48.5%	$74,799	10.6%

Net income (loss) per share:
Basic	$(2.59)		$2.07
Diluted	$(2.59)		$2.03
Weighted average shares used in per share calculations:
Basic shares	39,470,874		36,117,815
Diluted shares	39,470,874		36,803,001

Other information:
Company-owned stores open at end of period	137		130
Store operating weeks in the period	1,461		3,290

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	26 Weeks Ended		26 Weeks Ended
	August 2, 2020		August 4, 2019

Net income (loss)	$(102,146)	-48.5%	$74,799	10.6%
Add back: Interest expense, net	14,278		8,661
Provision (benefit) for income taxes	(54,660)		20,504
Depreciation and amortization expense	70,512		63,886
EBITDA	(72,016)	-34.2%	167,850	23.7%

Add back: Loss on asset disposal	417		826
Impairment of long-lived assets	13,727		-
Share-based compensation	2,345		3,732
Pre-opening costs	6,211		11,725
Other costs	59		33
Adjusted EBITDA	$(49,257)	-23.4%	$184,166	26.0%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	26 Weeks Ended		26 Weeks Ended
	August 2, 2020		August 4, 2019

Operating income (loss)	$(142,528)	-67.7%	$103,964	14.7%
Add back: General and administrative expenses	23,841		32,837
Depreciation and amortization expense	70,512		63,886
Pre-opening costs	6,211		11,725
Store operating income (loss) before depreciation and amortization	$(41,964)	-19.9%	$212,412	30.0%

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com